Exhibit 10.45

MCDERMOTT INTERNATIONAL, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

(As Amended and Restated March 1, 2011)

1. Plan. This McDermott International, Inc. Executive Incentive Compensation Plan (this “Plan”) was adopted by McDermott International, Inc., a Panamanian corporation (the “Company”), to incentivize certain employees of the Company, its Subsidiaries or Affiliated Companies by enabling them to receive performance-based cash compensation.

2. Objectives. This Plan is designed to attract and retain employees of the Company, its Subsidiaries and its Affiliated Companies and to stimulate the active interest of such persons in the development and financial success of the Company, its Subsidiaries and its Affiliated Companies. These objectives are to be accomplished by making cash awards under this Plan based on the achievement of certain performance goals. All awards payable under this Plan to Executive Officers are intended to be deductible by the Company under Section 162(m) (as such terms are defined below).

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliated Company” means any corporation, joint venture, or other legal entity in which the Company, directly or indirectly, through one or more Subsidiaries, owns less than fifty percent but at least twenty percent of its voting control.

“Award Agreement” means (i) any written agreement (including in electronic form) between the Company and a Participant or (ii) any resolution of the Committee, in either case setting forth the terms, conditions and limitations applicable to a Performance Cash Award.

“Board” means the board of directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, any successor committee thereto, such other committee of the Board as may be designated by the Board to administer this Plan including any subcommittee of the Board as designated by the Board.

“Disability” means permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A with respect to an Award subject to Section 409A.

“Employee” means an employee of the Company or any of its Subsidiaries or Affiliated Companies.

“Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limitations of Section 162(m).

“Participant” means an Employee to whom a Performance Cash Award has been made under this Plan.

“Performance Cash Award” or “Award” means the grant of any award to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of this Plan, which award is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Cash Award shall be earned.

“Section 162(m)” means Section 162(m) of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Separation from Service,” with respect to Awards that are subject to Section 409A, means a Participant’s Termination of Employment with the Company and any of its Subsidiaries or Affiliated Companies, other than by reason of death or Disability, that qualifies as a ‘separation from service’ for purposes of Section 409A. A Separation from Service will be deemed to occur where the Participant and the Company, its Subsidiary or its Affiliated Company reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is 49% or less of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Company and any of its Subsidiaries or Affiliated Companies for less than 36 months).

“Subsidiary” means any corporation, joint venture or other legal entity in which the Company, directly or indirectly, owns more than fifty percent (50%) of its voting control.

“Termination of Employment” means the termination of a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliated Companies. Unless otherwise determined by the Committee, if a Participant’s employment with the Company, its Subsidiaries or its Affiliated Companies terminates but such Participant continues to provide services to the Company, its Subsidiaries or its Affiliated Companies in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company, its Subsidiaries and its Affiliated Companies do not constitute a Termination of Employment. If an Award is subject to Section 409A, however, Termination of Employment for purposes of that Award shall mean the Participant’s Separation from Service.

4. Eligibility. All Employees are eligible for Performance Cash Awards under this Plan in the sole discretion of the Committee.

5. Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described in this Plan):

•	to select the Employees to be granted Performance Cash Awards under this Plan;

•	to determine the terms of Performance Cash Awards to be made to each Participant;

•	to determine the time when Performance Cash Awards are to be granted and any conditions that must be satisfied before a Performance Cash Award is granted;

•	to establish objectives and conditions for earning Performance Cash Awards;

•	to determine the terms and conditions of Award Agreements (which shall not be inconsistent with this Plan) and, if required, who must sign each Award Agreement;

•	to determine whether the conditions for earning a Performance Cash Award have been met and whether a Performance Cash Award will be paid at the end of an applicable performance period;

•	except as otherwise provided in paragraph 10, to modify the terms of Performance Cash Awards made under this Plan;

•	to determine if, when and under what conditions payment of all or any part of a Performance Cash Award may be deferred;

•	to determine whether the amount or payment of a Performance Cash Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment of Performance Cash Awards;

•

to determine whether a Performance Cash Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance Cash Award granted to an Executive Officer should qualify as performance-based compensation;

•	to interpret and administer this Plan any instrument or agreement relating to, or Award made under this Plan;

•	to establish, amend, suspend, or waive such rules and guidelines;

•	to appoint such agents as it shall deem appropriate for the proper administration of this Plan; and

•	to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Performance Cash Award in the manner and to the extent the Committee deems necessary or desirable to further Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned.

(b) Limitation of Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6. Delegation of Authority. Except with respect to matters under Section 162(m) that are required to be determined or established by the Committee to qualify Performance Cash Awards to Executive Officers as qualified “performance-based compensation” the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company or to such other committee of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

7. Performance Cash Awards.

(a) The Committee shall determine the type or types of Performance Cash Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Performance Cash Awards. Each Performance Cash Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion. All or part of a Performance Cash Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries. Except as otherwise provided in paragraph 13, upon the termination of employment by a Participant, any deferred, unvested or unpaid Performance Cash Awards shall be treated as set forth in the applicable Award Agreement.

The terms, conditions and limitations applicable to any Performance Cash Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the amount of Performance Cash Awards that will be paid out to the Participant.

(i) Nonqualified Performance Cash Awards. Performance Cash Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(ii) Qualified Performance Cash Awards. Performance Cash Awards granted to Executive Officers under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) shall be paid on account of the attainment of one or more pre-established, objective Performance Goals established and administered by the Committee in accordance with Section 162(m) prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to an Executive Officer, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following and need not be the same for each Executive Officer:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (which include costs of goods sold, sales, general and administrative expenses and overhead costs);

•	operating measures (which include volume, margin, breakage and shrinkage, productivity and market share);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, cash flow and free cash flow);

•	leverage measures (which include equity ratio and net debt);

•	market measures (including those relating to market price, stock price, total shareholder return and market capitalization measures);

•

return measures (which include return on equity, return on assets, cash flow return on assets, cash flow return on capital, cash flow return on equity, return on capital and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Cash Awards, it is the intent of this Plan to comply with Section 162(m), including, without limitation, Treasury Regulation §1.162-27(e)(2)(i), as to grants to Executive Officers and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Cash Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified Performance Cash Awards made pursuant to this Plan shall be determined by the Committee to the extent permitted under Section 162(m). Unless an Award Agreement provides to contrary, the Committee reserves the right in its sole discretion to reduce the amount payable pursuant to a Performance Cash Award to any lesser amount, including zero.

(b) The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Cash Award that a Participant may earn under this Plan, to the extent permitted pursuant to Section 162(m), if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, Performance Goals and Performance Cash Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such Performance Goals are established. Further, in the event a period of service to which a Performance Goal relates is less than 12 months, the Committee shall have the right, in its sole discretion, to adjust the Performance Goals and the level of Performance Cash Award opportunity.

(c) Notwithstanding anything to the contrary contained in this Plan, the amount payable to a Participant under this Plan in respect of any one-year period shall not exceed $3,000,000.

8. Performance Cash Award Payment.

(a) General. With the approval of the Committee and subject to paragraph 8(b), payment of Performance Cash Awards shall be made in the form of cash and shall be paid on or before March 15th of the year following the year in which Performance Goals are achieved. The payment of a Performance Cash Award may include such restrictions as the Committee shall determine.

(b) Deferral. If permitted by the Committee, amounts payable in respect of Performance Cash Awards may be deferred and paid in accordance with the terms of the Company’s Director and Executive Deferred Compensation Plan (or any successor or similar plan), subject to the terms and conditions of such plan as it may be amended from time to time.

9. Taxes. The Company shall have the right to deduct applicable taxes from any Performance Cash Award payment and withhold, at the time of delivery or vesting of cash under this Plan, an appropriate amount of cash for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

10. Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Performance Cash Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements.

11. Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Performance Cash Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of a Performance Cash Award or any other benefit under this Plan in violation of this paragraph 11 shall be null and void.

12. Adjustments. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Performance Cash Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion, (i) to provide for the substitution of a new Performance Cash Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for a Performance Cash Award or the assumption of the Performance Cash Award, (ii) to provide, prior to the transaction, for the acceleration of the vesting of the Performance Cash Award or (iii) to cancel any such Performance Cash Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion.

13. Forfeiture. An Award Agreement may provide that any or all Awards, including vested Awards, shall be forfeited, and a Participant shall be obligated to repay gains previously realized from Awards upon any event or condition established by the Committee. The Committee shall have the right to suspend any and all rights or benefits a Participant may have under an Award Agreement pending its investigation and final determination with regard to possible forfeiture or repayment events.

14. Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a Performance Cash Award of cash or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

15. Section 409A of the Code. It is intended that the payment of Performance Cash Awards under this Plan shall satisfy the short-term deferral exclusion from Section 409A, unless deferred in accordance with paragraph 8(b) in which case the Performance Cash Award shall be subject to the terms of the applicable of the Company’s Director and Executive Deferred Compensation Plan or other deferral plan, which is designed to be in compliance with Section 409A.

16. Governing Law. Except to the extent preempted by U.S. federal law, the terms and provisions of this Plan shall be construed in accordance with the laws of the State of Texas, other than any conflicts of laws provisions thereof which would result in the application of the laws of any other jurisdiction.

17. No Right to Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, a Subsidiary or an Affiliated Company to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company, any Subsidiary or any Affiliated Company.

18. Tax Consequences. Nothing in this Plan or an Award Agreement shall constitute a representation by the Company to an Employee regarding the tax consequences of any Performance Cash Award received by an Employee under this Plan. Although the Company may endeavor to (i) qualify a Performance Cash Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment (e.g. under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or unavoidable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Performance Cash Awards under this Plan.

19. Successors. All obligations of the Company under this Plan with respect to Performance Cash Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20. Effectiveness. This Plan was previously amended and restated effective February 28, 2006. This Plan is effective March 1, 2011.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on the date first written above.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Stephen M. Johnson

Title:	President and Chief Executive Officer